DISTRIBUTION AND LICENSE AGREEMENT

This Distribution and License Agreement (this “Agreement”) is made effective May 28, 2009 (the “Effective Date”) by and between RemoteMDx, Inc., a Utah corporation (“Licensor”), and euromicron AG, a German corporation (“Licensee”).  Licensor and Licensee may be referred to herein as a “party” or together as the “parties.”

WHEREAS, Licensor holds all rights in certain patents (as defined below, the “Patents”) and other intellectual property and has the right to grant the licenses contemplated by this Agreement;

WHEREAS, Licensor, under the Patents, has developed and holds all rights necessary to manufacture, market and distribute a GPS-based tracking device used by law enforcement agencies and commonly known as TrackerPAL (as defined below, the “RemoteMDx Product”);

WHEREAS, concurrently with this Agreement, Licensee has agreed to purchase certain securities from Licensor pursuant to that Securities Purchase Agreement dated as of May 28, 2009 (the “Securities Purchase Agreement”), and Licensor has agreed to issue and sell such securities;

WHEREAS, concurrently with this Agreement, Licensee has entered into a separate Distribution and License Agreement with Volu-Sol Reagents Corporation (“Volu-Sol”) dated as of May 28, 2009 (the “Volu-Sol Agreement”) to distribute a certain GPS-based tracking device to be developed for use in the health-care industry;

WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to accept, an exclusive license to manufacture, market and distribute the RemoteMDx Product  in the Territory (as defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises set forth in this Agreement, the legal sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.

.  The following terms when used in this Agreement shall have the meanings set forth below.

1.1.           “Business Day” means any day, other than Saturday or Sunday, on which commercial banks in the United States of America are open for business.

1.2.           “Distributors” has the meaning set forth in Section 2.6.

1.3.           “Exercise Date” has the meaning set forth in Section 2.7.

1.4.           “Implementation Plan” has the meaning set forth in Section 3.2(c).

1.5.           “Intellectual Property Rights” means any and all now known or hereafter known (a) rights associated with works of authorship throughout the world, including but not limited to copyrights and moral rights, (b) trademarks, service marks, trade name and logo rights and similar rights, (c) trade secret rights and know-how, (d) patent rights, designs, algorithms and other intellectual property rights, (e) domain names and Internet keywords and (f) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated), whether arising by operation of law, contract, license, or otherwise, and (g) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

1.6.           “Know How” means the accumulation of skills, processes, information, experience and documents related to the Licensed Intellectual Property and needed to enable Licensee, itself or through third-party sublicensees, to practice the Licensed Intellectual Property to manufacture, service and sell the RemoteMDx Product, including, but not limited to, any and all materials, technical information, blueprints, process documents, drawings, CAD-CAM and other electronic files, supplier lists, specifications, trade secrets, Know How, techniques, discoveries, processes, procedures, methods, protocols, designs, diagrams, test results, studies, raw material sources, data, formulation, production technology and other such materials.

1.7.           “Licensed Intellectual Property” means all Intellectual Property Rights in and to the RemoteMDx Product, including without limitation the Patents, the Licensed Trademarks, the Product Documentation and any Product Marketing Materials.

1.8.           “Licensed Trademarks” means the trademarks of Licensor set forth on Exhibit B, as amended from time to time by mutual agreement of Licensor and Licensee.

1.9.           “Licensee Monitoring Center” has the meaning set forth in Section 3.2(b).

1.10.         “Local Communications and Customer Service Center” has the meaning set forth in Section 3.2(a).

1.11.         “Milestones” has the meaning set forth in Section 2.7.

1.12.         “Modifications” has the meaning set forth in Section 7.5.

1.13.         “New Trademarks” means any trademark or trade name, whether registered or not, created by or licensed to Licensee for use in connection with the RemoteMDx Product, but New Trademarks excludes Licensed Trademarks.

1.14.         “Patents” means all patents used in the design or manufacture of the RemoteMDx Product and listed on Exhibit A.

1.15.         “Product Documentation” means all designs, specifications, manuals, instructions, drawings and other such work created by Licensor describing the manufacture and performance of the RemoteMDx Product (including such materials relating to Software incorporated into the RemoteMDx Product).

1.16.         “Product Marketing Materials” has the meaning set forth in Section 2.3.

1.17.         “Purchase Order” has the meaning set forth in Section 4.3.

1.18.         “Qualified Developer” has the meaning set forth in Section 2.4.

1.19.         “RemoteMDx Product” means the GPS-based personal tracking system used by law enforcement agencies to track individuals subject to their jurisdiction and currently marketed under the trademark TrackerPAL, the Software incorporated into such product, all improvements, modifications and derivatives based on such product or Software, and all Intellectual Property Rights in any of the foregoing, including, without limitation, such rights in the Patents.

1.20.         “RemoteMDx Product Warranty” has the meaning set forth in Section 4.17.

1.21.         “Software” means the entire software application developed by Licensor to provide functionality to the RemoteMDx Product and to monitor and manage the RemoteMDx Product in the form used by Licensor as of the Effective Date (including all software and firmware incorporated into the RemoteMDx Product), expressed in a fully compiled or assembled series of instructions in machine language, which will guide the operation of a processor; modifications and improvements made thereto by Licensor and commercially released from time to time; and all documentation, manuals, instructions and other similar work prepared by Licensor that is reasonably necessary to permit Licensee to operate the Software in the manner intended, as further described on Exhibit E-1, but Software does not include Third Party Software.

1.22.         “Source Code” means, at any time during the Term, the then-latest version of the Software expressed in a source or human-readable language, and all documentation, manuals, instructions and other similar work prepared by Licensor that is reasonably necessary to permit a skilled programmer to make changes to the Source Code as contemplated by this Agreement.

1.23.         “Start-up Services” means the services provided by Licensor as set forth on Exhibits D-1, D-2, D-3 and D-4 for the purpose of establishing one or more Licensee Monitoring Center(s) as further described in Section 3.2(b).

1.24.         “Sublicensees” has the meaning set forth in Section 2.6.

1.25.         “Supplied Product” has the meaning set forth in Section 4.7.

1.26.         “Term” has the meaning set forth in Section 9.1.

1.27.         “Territory” means the countries listed on Exhibit C.

1.28.         “Third Party Software” means all software licensed by Licensor from third parties, other than open source software, that is integrated into the Software or the RemoteMDx Product, as set forth on Exhibit F as the same shall be updated from time to time and in any event promptly after Licensor obtains any new Third Party Software.

1.29.         “Translated Materials” means documents, Software, training materials, product materials, scripts, technical documentation and related information that has been translated by Licensee for use in the Territory.

1.30.         “Upgrade” has the meaning set forth in Section 3.4.

1.31.         “Warranty Procedures” has the meaning set forth in Section 4.17.

2.           License Grants.

2.1.           Product License.  Licensor hereby grants to Licensee (including its present and future affiliates), and Licensee accepts, an exclusive, sublicensable and transferable (subject to the provisions hereof) license under the Licensed Intellectual Property to make, have made, market, distribute, sell and otherwise commercially exploit the RemoteMDx Product in the Territory during the Term, subject to all the terms and conditions of this Agreement.  As used in this Agreement, “exclusive” means that Licensor shall not, during the Term, have any right to make, have made, market, distribute, sell or otherwise commercially exploit the RemoteMDx Product in the Territory or to authorize any affiliate or third party to do so.

2.2.           Trademark Licenses.

(a)           RemoteMDx hereby grants to Licensee (including its present and future affiliates), and Licensee accepts, an exclusive, sublicensable and transferable (subject to the provisions hereof) license to use the Licensed Trademarks in connection with the RemoteMDx Product, Product Marketing Materials relating to such Product or on related Translated Materials in the Territory, subject to the terms and conditions of this Agreement.  Licensee may, at its option, place Licensed Trademarks or New Trademarks, or a combination of the foregoing, on the RemoteMDx Product.  Notwithstanding the foregoing, RemoteMDx may use the trademark REMOTEMDX in the Territory for general corporate purposes, provided that such RemoteMDx Trademark is not used in connection with the RemoteMDx Product or any product competitive similar to the RemoteMDx Product.  Licensee acknowledges that Licensed Trademarks used in connection with RemoteMDx Products may be visible in the Territory through the Internet, and such display shall not be deemed a breach of this Agreement if Licensor has not deliberately targeted customers in the Territory for the sale of such products.

(b)           Licensee shall comply with Licensor’s policies and guidelines for use of the Licensed Trademarks, as such policies and guidelines may be issued and revised from time to time, and Licensee shall comply with proper legal standards.  The initial or most prominent use of a Licensed Trademark in all materials shall be followed by the appropriate trademark symbol (® or TM). Licensee acknowledges that the good will and value of the Licensed Trademarks and Licensor’s name may be adversely affected unless the RemoteMDx Product, Product Marketing Materials and Translated Materials that use any Licensed Trademark meet the quality standards of Licensor.  Upon written request from either of the Licensor, Licensee shall submit to Licensor for review, within a commercially reasonable time, samples of requested RemoteMDx Products, Product Marketing Materials or Translated Materials that make use of the Licensed Trademarks.  If so requested in writing, Licensee shall make any reasonable changes to such materials, provided that Licensee shall have no obligation to cease use of or destroy materials where the use of the Licensed Trademarks does not vary materially from any trademark use guidelines that are developed by Licensee and Licensor and where the quality of the materials is reasonably consistent with the quality of such materials produced by or for Licensor.

2.3.           Copyright License.  Promptly after the Effective Date and from time to time during the Term upon reasonable written request from Licensee, Licensor shall furnish Licensee with electronic data files of artwork and information to create materials for use in connection with the marketing, distribution and sale of the RemoteMDx Product (“Product Marketing Materials”).  Licensor hereby grants to Licensee (including its present and future affiliates), and Licensee accepts, under Licensor’s copyrights and other Intellectual Property Rights relating to the Product Marketing Materials, a non-exclusive, sublicensable and transferable (subject to the provisions hereof) right to use, reproduce, prepare derivative works (including translations) of, display and distribute the Product Marketing Materials in the Territory during the Term in connection with the RemoteMDx Product.  If Licensor objects in writing to any versions of the Product Marketing Materials prepared or used by Licensee, the parties shall cooperate in good faith to resolve Licensor’s concerns.  Licensee agrees to place such notices on Product Marketing Materials and translated versions thereof as are reasonably requested by Licensor to protect its copyrights in such materials and in the Licensed Trademarks used therein.  Nothing in this Section 2.3 shall prevent or restrict Licensee from freely creating, distributing or using any marketing materials for RemoteMDx Products that do not incorporate the Licensed Trademarks and that do not infringe on Licensor’s copyrights or other Intellectual Property Rights.

2.4.           Software License.

(a)           Licensor hereby grants to Licensee (including its present and future affiliates), and Licensee accepts, a non-exclusive, world-wide, sublicensable and transferable (subject to the provisions hereof) license to access, distribute, display, host, translate into local languages in the Territory and otherwise commercially exploit the Software in connection with the manufacture, marketing, distribution and sale of RemoteMDx Products in the Territory.  For clarity, monitoring services may be based outside of the Territory provided such services are directed at RemoteMDx Products in the Territory.

(b)           Licensor grants to Licensee a non-exclusive, non-sublicensable (except as provided herein) right to use the Source Code to correct, localize, adapt, revise and update the Source Code, and to compile and distribute object and executable code versions of the Software based upon such modified Source Code, provided that (i) Licensee may not disclose any Source Code to any third party other than a Qualified Developer, and (ii) other than changes to the Software to localize it to other languages for use in the Territory and to comply with local requirements, safety listings or other laws or regulations, Licensee shall obtain Licensor’s consent prior to distributing RemoteMDx Products including such modifications to any third parties.  Licensee must strictly protect the Source Code as confidential pursuant to the terms of Section 10.  Licensee may engage reputable third-party software developers located inside or outside the Territory who (iii) are subject to written confidentiality and non-use agreements consistent with this Agreement and (iv) meet the qualification requirements to be mutually agreed upon or attached hereto as Exhibit E-2 (each, a “Qualified Developer”) to make permitted modifications of the Source Code.  Licensor retains the rights to the master copy of the Source Code.

2.5.           Technology Transfer.  Licensor hereby grants to Licensee (including its present and future affiliates), and Licensee accepts, an exclusive, sublicensable and transferable (subject to the provisions hereof) license to the Know How to make, have made, market, distribute, sell and otherwise commercially exploit the RemoteMDx Product in the Territory during the Term, subject to all the terms and conditions of this Agreement.  If this Agreement terminates for any reason prior to the termination of the Volu-Sol Agreement, the license granted in Sections 2.4 and 2.5 shall survive the termination of this Agreement, without the requirement of any additional fee or payment, and shall continue in force until the Volu-Sol Agreement terminates, including any wind-down period provided therein.

2.6.           Sublicenses.  Licensee shall have the right to grant written sublicenses consistent with the terms of this Agreement to third parties with the appropriate skills and qualifications to exercise such sublicenses (“Sublicensees”).  Licensee may appoint third-party distributors, resellers, dealers and sales representatives for the RemoteMDx Product in the Territory (“Distributors”).  Licensee shall require each Sublicensee and Distributor to agree in writing that it will comply with the applicable restrictions of this Agreement, and shall take commercially reasonable measures to ensure that all Sublicensees and Distributors comply with such terms.  For purposes of clarity, Qualified Developers alone are permitted to obtain Source Code or modify the Software or RemoteMDx Product without Licensor’s prior written consent.

2.7.           Milestones; Conversion to Nonexclusive License.

(a)           Licensee shall use commercially reasonable efforts to achieve the following development milestones (the “Milestones”) on or before the second anniversary of the Effective Date.  Licensee shall, directly or indirectly:

i.            prepare a written report describing its market research for the RemoteMDx Product in the Territory on a regional or country-by-country basis;

ii.           establish at least one Local Communications and Customer Service Center, which provides for monitoring and tracking of in-service devices within the Territory; and

iii.          translate scripts, Software, training materials and technical documentation for at least one (1) country in the Territory as mutually agreed upon by the parties.

(b)           Licensor acknowledges and agrees that achievement of the Milestones by Licensee will require the participation and cooperation of Licensor.  Licensor shall provide all such assistance reasonably requested.  Without limiting the generality of the previous sentence, Licensor shall obtain manufacturing certifications for the RemoteMDx Product in a timely manner and shall establish the technical protocols necessary to host the Local Communications and Customer Service Center.  Licensor acknowledges and agrees that if it causes delays that prevent or materially hinder Licensee from achieving the Milestones, the Exercise Date (as defined below) shall be equitably extended.

(c)           If, by the second anniversary of the Effective Date (unless the date is extended as provided in Section 2.7(b), the “Exercise Date”), Licensee has not achieved the Milestones and such failure is not the result of delays by Licensor, then Licensor shall have the right and option to convert the licenses granted in Sections 2.1, 2.2 and 2.5 from exclusive to non-exclusive.  Licensor shall exercise the option granted under this Section 2.7(c) by delivering written notice to Licensee within ten (10) Business Days after the Exercise Date.  All other terms and conditions of this Agreement shall continue in force including, without limitation, the terms and conditions of Sections 5 and 6.

(d)           Licensor’s sole and exclusive remedy for Licensee’s failure to meet the requirements of Section 2.7(a) shall be the option granted in Section 2.7(c).  Licensor acknowledges and agrees that any such failure shall not be deemed a breach of this Agreement.

3.           Licensor’s Services.

3.1.           Transfer of Know How.  Within thirty (30) days of the Effective Date, Licensor shall make available and disclose to Licensee or its designated representatives all Know How in Licensor’s possession, custody or control.  In addition, Licensor shall promptly disclose to Licensee all additional Know How as it becomes available during the Term of the Agreement.

3.2.           Establishment of Monitoring Centers; Software.

(a)           Licensor shall assist Licensee in the establishment of at least one Local Communications and Customer Service Center inside the Territory within two years of the Effective Date.  A “Local Communications and Customer Service Center” means a locally staffed surveillance operation within the Territory, which will fully utilize a hosted RemoteMDx monitoring and data center infrastructure in support of up to 1,000 in-service devices within the Territory.

(b)           Licensor shall provide the Start-up Services to assist Licensee in the establishment of one or more Licensee Monitoring Center(s) at location(s) inside or outside the Territory.  A “Licensee Monitoring Center” means a dedicated monitoring and data center infrastructure under Licensee’s financial and operational control and responsibility supporting all in-service devices throughout the Territory.  The first Licensee Monitoring Center will be capable of supporting the monitoring and tracking of more than 1,000 offenders utilizing the Licensor Software and Third Party Software in a manner consistent with the functionality and performance maintained by Licensor in its own monitoring centers at the time of establishment of the Licensee Monitoring Center.

(c)           Within thirty (30) days after Licensee so requests in writing, Licensor shall deliver to Licensee a detailed implementation plan (the “Implementation Plan”) that sets forth the tasks and timetables required to have the first Licensee Monitoring Center operational.  The Licensee Monitoring Center will be deemed operational when a group of reasonably skilled technicians selected by Licensee can demonstrate the functionality of the RemoteMDx Product in a robust test environment suitable to show potential customers that the system can be operated to meet their reasonable requirements, provided that the parties may agree in writing to establish more detailed acceptance criteria.

(d)           For the Start-up Services (including, for purposes of clarity, the services provided by RemoteMDx under the Implementation Plan), Licensee shall pay Licensor the fees set forth on Exhibit D.

3.3.           Software Services.

(a)           As part of the Implementation Plan, Licensor shall set forth the requirements to deliver and install the Software and Third Party Software in Licensee’s computer environment, including specifications of all hardware required by Licensee.  Prior to the date on which the Software is to be delivered and installed, the parties shall agree in writing on the criteria for testing and demonstrating that the Software is compatible and works with the RemoteMDx Product in Licensee’s hosted environment.

(b)           In addition to any criteria agreed upon by the parties in writing, Licensor warrants that, at the time the Software is delivered and installed, such Software, including Third Party Software that is then part of Licensor’s application, will operate in Licensee’s environment in substantially the same way as such Software operates in Licensor’s hosted environment.  If the Software does not meet such standards in Licensee’s hosted environment, Licensor shall, at its own expense, correct the Software so that it functions according to the standards provided.  If Licensor is unable to make the required changes, Licensee may engage its own software developers, subject to the terms and conditions of this Agreement, to make appropriate fixes to the Software, and Licensee shall have the right to set off all such reasonable expenses against payments required to be made by Licensee under this Agreement.

3.4.           Upgrades to RemoteMDx Product and Software.  On at least a quarterly basis, Licensor shall notify Licensee in writing of any upgrades or modifications to the Software or the RemoteMDx Product developed by Licensor (directly or indirectly) that have been made available to its own customers (including any bug-fixes) (each an “Upgrade”).  Licensor shall (a) describe such Upgrades and their purpose or functionality in detail in such notice, and (b) without any additional charge to Licensee, provide the Upgrade to Licensee in the format agreed upon by the parties, so that such Upgrade may be used by Licensee according to the terms of this Agreement.  Any Upgrade to the RemoteMDx Product or Software shall be deemed part of the RemoteMDx Product or Software for purposes of this Agreement.  Licensor reserves the right to modify the RemoteMDx Product at any time.  Licensee may continue to distribute the prior version of a RemoteMDx Product but will use reasonable efforts to adopt an Upgrade when feasible.  If Licensor includes Third Party Software in any Upgrade, Licensor shall use commercially reasonable efforts to ensure the interoperability of such Third Party Software with the Software as it then exists.

3.5.           Additional Assistance.  From time to time, Licensee may request the services of Licensor for any training, technical support assistance, marketing assistance, custom development, and other services.  Licensor shall give reasonable consideration to such requests, and the parties will reasonably cooperate to agree upon the assistance to be provided by Licensor, subject to payment as described in Section 3.6.

3.6.           Professional Services Rates and Fees.  Except as expressly provided in this Agreement, Licensee agrees to pay Licensor for any training, technical support assistance, marketing assistance, custom development, and other services provided by Licensor to Licensee or its customers under this Agreement at reasonable rates agreed upon by such parties in writing.  Licensee agrees to reimburse Licensor for its reasonable travel expenses, provided that Licensee may adopt reasonable travel policies from time to time regarding expenses that will be reimbursed.

4.             Supply Agreement.

4.1.           Manufacture and Supply.  Licensor agrees that it will supply Licensee with the quantities of RemoteMDx Product when so requested by Licensee and as agreed upon under a Purchase Order, subject to the terms and conditions of this Agreement and Licensor’s reasonable inventory limitations.  For purposes of clarity, nothing in this Section 4 shall be construed to require Licensee to purchase any RemoteMDx Product from Licensor.

4.2.           Sales Forecasts.  Within three (3) months after Licensee places RemoteMDx Products in service with customers in the Territory, Licensee shall provide to Licensor a written non-binding forecast for its expected sales of RemoteMDx Products during the then-following fiscal quarter.  Thereafter, within sixty (60) days after the beginning of each of Licensee’s fiscal quarters, Licensee shall deliver to Licensor a non-binding, rolling forecast of its expected orders for RemoteMDx Products in each of the following two fiscal quarters.

4.3.           Purchase Orders.  Licensee may order RemoteMDx Products by submitting to Licensor a purchase order that sets forth at minimum (a) a unique purchase order number, (b) a description of the RemoteMDx Products to be purchased, including any model number and all necessary technical information (including the country in the Territory in which the unit will be deployed if applicable), (c) the quantity of RemoteMDx Products requested, (d) the delivery address and mode of shipment, (e) the delivery date and (f) the bill-to address (a “Purchase Order”).  The price for any RemoteMDx Product ordered hereunder shall be as set forth on Exhibit H attached hereto.  This Agreement shall govern each Purchase Order, and any conflict or inconsistency between the terms of this Agreement and a Purchase Order shall be resolved in favor of this Agreement.  No terms in any Purchase Order that conflict with this Agreement and no additional or conflicting terms in any acknowledgement or acceptance from Licensor shall govern.

4.4.           Acceptance of Purchase Orders.  Licensor shall notify Licensee within five (5) Business Days of receipt of any Purchase Order setting forth either (a) its acceptance of the Purchase Order; or (b) any proposed amendments to the delivery date and/or quantities of the RemoteMDx Product ordered.  Licensor shall use commercially reasonable efforts to fulfill Licensee’s requests for RemoteMDx Product, provided that Licensor may reject a Purchase Order if Licensee is past due on any undisputed payments owed.  Failure by Licensor to notify Licensee within five (5) Business Days of receipt of a Purchase Order shall be deemed acceptance of the Purchase Order by Licensor.

4.5.           Lead Times.  Unless otherwise expressly agreed to in writing by Licensor, Purchase Orders for RemoteMDx Products must allow for at least forty five (45) days from the date of receipt of the Purchase Order to the date of requested shipment of such Products, unless the number of units of RemoteMDx Products under such Purchase Order exceeds 500, in which case the Purchase Order must allow for at least ninety (90) days from the date of receipt of the Purchase Order to the date of requested shipment of such Products.

4.6.           Cancellations.  A Purchase Order may be canceled, in whole or in part, upon written notice by Licensee at any time prior to thirty (30) days before the applicable delivery date(s) specified in the applicable Purchase Order.  Licensee shall reimburse Licensor for the actual costs incurred by Licensor that are directly related to the cancelled Purchase Order and that cannot be mitigated by Licensor within a reasonable time through returns, reuse or other commercially reasonable measures.  Licensee shall have no right to cancel a Purchase Order within thirty (30) days of the delivery date specified in the applicable Purchase Order.  In no event shall Licensee be liable for any incidental, special, consequential or punitive damages for cancellation of any Purchase Orders submitted under this Agreement.

4.7.           Shipment; Delivery.  Licensor shall ship RemoteMDx Products in accordance with each binding Purchase Order (each such Product so shipped by Licensor including any Software included therewith, a “Supplied Product”).  Unless otherwise expressly agreed by Licensor, all Supplied Product deliveries shall be made FCA Incoterms 2000, Licensor’s place of shipment, with shipping costs and insurance paid by Licensee.  Title to Supplied Products shall pass to Licensee upon full payment for the Supplied Products.  Licensee shall bear all risk of loss or damage to Supplied Products during transit, and is responsible for filing any necessary claims with the carrier or insurance company.  All Supplied Products will be new unless the applicable Purchase Order expressly states that a Supplied Product is reconditioned, provided that such reconditioned Supplied Product will remain subject to the RemoteMDx Warranty as if it were new.

4.8.           Inspection; Acceptance.  Notwithstanding any written confirmation from the supplying party, all Supplied Products supplied hereunder shall be received by Licensee subject to inspection and performance testing in a commercially reasonable manner.  Licensee shall have ten (10) Business Days from the date of receipt of each shipment of the Supplied Products to determine to its reasonable satisfaction whether the Supplied Products are of the correct count and conform to the applicable Product Documentation (the “Inspection Period”).  Licensee’s failure to provide notice of acceptance or rejection (pursuant to Section 4.9 below) to Licensor prior to the end of the applicable Inspection Period shall be deemed acceptance.  The acceptance of any Supplied Product shall in no way limit Licensee’s rights under any warranty or for indemnification hereunder.

4.9.           Rejection.

(a)           If Licensee reasonably determines that the Supplied Products do not conform to the applicable Product Documentation, Licensee may, at its option, reject the same by giving Licensor written notice thereof by no later than the close of business on the last day of the applicable Inspection Period.  Licensee may hold the Supplied Products for Licensor, may require replacements of non-conforming Supplied Products or may return any rejected Supplied Products to Licensor for credit for the full price of the rejected Supplied Product.  If Licensee determines that the Supplied Products are not of the correct count (excluding a reasonable percentage of excess units shipped by Licensor as safety stock, as agreed by the parties), Licensee shall promptly notify Licensor.  If the number of units shipped was excessive, Licensee may at its option return the excess units at Licensor’s expense.

(b)           Licensee shall maintain a safety stock of RemoteMDx Products, segregated at the premises of Licensee, in an amount to be agreed upon in writing from time to time by the parties.  All safety stock shall be the property of Licensor until Licensee elects to take ownership of and pays for such safety stock.  Until Licensee elects to take ownership of and pay for such safety stock, Licensor shall own and maintain such safety stock.  If Licensor made a good faith effort to deliver all the required RemoteMDx Products and the number of such units nevertheless was insufficient, Licensor shall have an additional ten (10) Business Days to deliver the shortfall.  Licensor may draw on any safety stock to satisfy the shortfall.

4.10.        Invoices.  Except as expressly provided herein, Licensor shall invoice Licensee for the Supplied Products price upon shipment of the Supplied Products under each Purchase Order.

4.11.        Payment.

(a)           Payment of undisputed amounts for Supplied Products shall be due thirty (30) days from the date of receipt by Licensee of an invoice, provided, that if Licensee rejects such Supplied Products pursuant to Section 4.9, and Licensor thereafter delivers replacement Supplied Products, then payment shall be due in U.S. dollars for such replacement Supplied Products within thirty (30) days after receipt by Licensee of the invoice for replacement Supplied Products.

(b)           Notwithstanding the payment terms of Section 4.11(a), if Licensee places a Purchase Order for more than 500 units of RemoteMDx Products and Licensor’s third-party manufacturers require cash prepayment before beginning such work, Licensee agrees to pre-pay fifty percent (50%) of the estimated cost of such order, which shall be due upon Licensor’s acceptance of the Purchase Order.  Licensor agrees to grant to Licensee a Purchase Money Security Interest in the pre-paid parts, and to take such actions and deliver such documents as may be required to perfect such security interest.  Remaining payments under such Purchase Order will be due and payable according to the provisions of Section 4.11(a).

4.12.        Quality Standards.  Supplied Products delivered by Licensor pursuant to this Agreement shall be of the same quality as like products sold by Licensor in its usual channels of commerce.  Licensor acknowledges that, unless expressly agreed in writing, Supplied Products will be manufactured to electrical, technical and regulatory standards applicable to the country in the Territory in which such Supplied Product will be deployed.

4.13.        Restrictions.  For all Supplied Products, except as expressly permitted under this Agreement, Licensee shall refrain from doing any of the following without the prior written consent of Licensor:

(a)           removing or altering, or permitting the removal or alteration of, any patent markings, trademarks, logos, trade dress, service marks, trade names, corporate names, written notices, serial numbers, labels, tags or other identifying marks, symbols or legends of Licensor (including the Licensed Trademarks) or any third party or any legal or other industry mandatory markings affixed to the Supplied Products or their documentation, packaging or labeling; or

(b)           affixing, or permitting the affixing of, any of Licensee’s (or any third party’s) trademarks, identifying marks, symbols or legends other than New Trademarks to the Supplied Products or their packaging, or taking any other action which may be detrimental to Licensor’s proprietary interests in the Supplied Products or Licensor’s trademarks, logos, trade dress, service marks, trade names, domain names, corporate names, patents, copyrights, trade secrets or any other intellectual property rights used in connection herewith.

4.14.        Taxes.  Licensee shall be responsible for all sales, use, excise, value-added, and other federal, state or local taxes, tariffs, and customs or import duties, arising out of this Agreement (other than taxes on Licensor’s net income imposed by the U.S.).

4.15.        Records; Audit.  Licensor shall maintain, for two (2) years from the calendar year in question, adequate records concerning the manufacturing, packaging and labeling of Supplied Products.  Licensor agrees that Licensee may, directly or through its auditors or advisors, inspect, review and obtain copies of such records from Licensor upon reasonable notice and subject to confidentiality agreements reasonably satisfactory to Licensor for the purposes of: (a) confirming that Supplied Products were manufactured in compliance with this Agreement, and (b) that the prices charged to Licensee were calculated correctly.  Such audits shall occur not more often than once per year (unless the previous audit disclosed a material underpayment).  If an audit shows Licensee overpaid for any Supplied Product, Licensor shall promptly pay to Licensee the amount of the overpayment plus interest of 1% per month (12% APR) or the highest amount allowed by law, whichever is less, accruing from the date on which the overpayment occurred.

4.16.        Recall.  If either party is required by a governmental authority (or voluntarily decides) to initiate a recall of any RemoteMDx Product, whether or not such recall has been requested or ordered by any governmental authority or agency having jurisdiction over either party, the parties shall cooperate in good faith to manage the recall and to allocate the costs of the recall.

4.17.        Returns.  The parties acknowledge that Licensor provides a limited manufacturer’s warranty for Supplied Products (the “RemoteMDx Product Warranty”).  Licensee agrees to pass the RemoteMDx Product Warranty through to end customers without alteration except as required to comply with local law in the Territory.  The RemoteMDx Product Warranty in effect as of the Effective Date is attached hereto as Exhibit G-1.  Within ninety (90) days after the Effective Date, the parties shall cooperate in good faith to establish procedures for processing claims by Licensee’s customers against the RemoteMDx Product Warranty and shall attach such procedures as Exhibit G-2 (the “Warranty Procedures”)  Licensor shall reimburse Licensee for all its costs relating to the processing claims against the applicable RemoteMDx Product Warranty (but not, for purposes of clarity, relating to the process of claims of additional warranties required by local law in the Territory).  Except as expressly provided in this Agreement, all sales of Supplied Products by Licensor to Licensee are final.

5.             Obligations of Licensee.

5.1.           Due Diligence.  During the Term, Licensee shall use commercially reasonable, diligent efforts to promote and sell the RemoteMDx Product in the Territory.  Such efforts will include, without limitation, actively marketing and selling RemoteMDx Product within the Territory and maintaining adequate inventories of RemoteMDx Product.

5.2.           Selection of Manufacturers.  Licensor acknowledges and agrees that Licensee, in manufacturing the RemoteMDx Product itself, may source parts for RemoteMDx Products or have the RemoteMDx Products made outside of the Territory.  At the request of Licensor, Licensee will reasonably assist in facilitating discussions between Licensor and Licensee’s manufacturers for Licensor to purchase RemoteMDx Products from such manufacturer(s) for sale by Licensor outside of the Territory.  Licensee agrees that Licensor shall be permitted to purchase from approved manufacturers selected or identified by Licensee under this Section 5.2.

5.3.           No Diversion.  Licensee shall use commercially reasonable efforts to prevent the diversion of RemoteMDx Products outside of the Territory, and Licensor shall use commercially reasonable efforts to prevent the diversion of RemoteMDx Products by other of Licensor’s distributors or sublicensees into the Territory.  Each party shall notify the other of diversion and take reasonable, mutually agreed-upon actions.  Notwithstanding the foregoing, the parties agree that it shall not be deemed a breach of this Agreement if the parties have taken commercially reasonable efforts to prevent diversion.  Subject to the prior written consent of Licensor, Licensee may enter into a bulk transaction for the use of RemoteMDx Products with customers whose operations are substantially within the Territory and shall permit any such customer to use a portion of the RemoteMDx Products outside of the Territory.

5.4.           Staff.  Licensee will have sufficient technical, sales, and marketing staff to develop a market for the RemoteMDx Product and to handle inquiries from potential customers in the Territory regarding the RemoteMDx Product and be able to respond within a reasonable time to technical support inquiries and to all sales leads provided by Licensor or others.

5.5.           Limited Warranty.  Licensee will ensure that a written limited warranty, in a form consistent with the RemoteMDx Product Warranty (the “Licensee Product Warranty”), is provided to each customer in connection with each sale of a Product unit manufactured by Licensee and bearing a Licensed Trademark.

5.6.           Customer Support.  Except as expressly provided in this Agreement (including, without limitation, Section 11.3 and the Warranty Procedures), Licensee will be responsible for and adequately provide all necessary warranty and after-sales support to customers who purchase RemoteMDx Product from Licensee, directly or indirectly.

6.             Financial Terms.

6.1.           Royalties.  In consideration for the rights and licenses granted by Licensor, Licensee will pay to Licensor each calendar quarter a royalty as described on Exhibit H attached hereto for each RemoteMDx Product unit during such quarter that is in service, active and monitored in the Territory, less credits given to customers because a unit was active and monitored but no longer in service or other such reason.  Payment shall be made within thirty (30) days of the end the applicable calendar quarter.  Any amounts not paid within the stipulated time shall accrue interest at the rate of 1% per month (12% APR) or the highest rate allowed by law, whichever is less.  Licensee’s payment shall be accompanied by a report setting forth the number of RemoteMDx Product units distributed by Licensee during such quarter in each country in the Territory, and the calculation of royalties due.

6.2.           Audit.  Licensee shall maintain, for two (2) years from the calendar year in question, adequate records concerning the manufacturing and distribution of RemoteMDx Products (including RemoteMDx Products units in service but excluding records relating to Licensee’s manufacturing processes) so that Licensor may determine that the royalties hereunder were accurately calculated.  Licensee agrees that Licensor may, directly or through its auditors or advisors, inspect, review and obtain copies of such records from Licensee upon reasonable notice and subject to confidentiality agreements reasonably satisfactory to Licensee for the purposes of confirming that the royalties hereunder were accurately calculated.  Such audits shall occur not more often than once per year (unless the previous audit disclosed a material underpayment).  If an audit shows that royalties were underpaid, Licensee shall promptly pay the amount due plus interest as set forth above.

7.             Intellectual Property.

7.1.           Licensed Intellectual Property.  Licensee acknowledges that, as between Licensee and Licensor, Licensor owns all Intellectual Property Rights in and to the RemoteMDx Product and the Licensed Intellectual Property.  Licensee agrees not to contest Licensor’s ownership of such Licensed Intellectual Property, and Licensee hereby assigns to Licensor any rights it may obtain in such Licensed Intellectual Property.  All goodwill accrued through such use of the Licensed Trademarks shall inure exclusively to benefit of Licensor.  Licensee further acknowledges and agrees that, as between Licensee and Licensor, Licensor shall retain all copyrights to any Product Marketing Material modified by Licensee (including, for purposes of clarity, Translated Works) if such Product Marketing Material or Translated Work includes any Licensed Trademark, and Licensee hereby assigns to Licensor all its copyrights in such work.  Except as set forth in the preceding sentence, as between Licensee and Licensor, Licensee shall own all rights in any of Licensee’s modifications to the Product Marketing Material, subject to Licensor’s ownership of the original materials.

7.2.           Licensee Intellectual Property.  Licensor acknowledges that, as between Licensee and Licensor, Licensee owns all Intellectual Property Rights in and to any New Trademarks.  Licensor agree not to contest Licensee’s ownership of such New Trademarks, unless such New Trademark infringes an existing trademark held by Licensor.  Except as provided in the previous sentence, Licensor hereby assigns to Licensee any rights it may obtain in such New Trademarks.

7.3.           No Confusion. Neither party shall adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to the other party’s trademarks, logos, trade dress, service marks, domain names, trade names or corporate names, except as expressly permitted herein.  Neither party shall register, nor seek to have registered, the other party’s trademarks, logos, trade dress, service marks, trade names, domain names or corporate names.  Except as expressly provided in this Agreement, each party shall be solely responsible for, and may exercise its sole discretion in, deciding whether to apply for and prosecute applications for registration of its own trademarks, logos, trade dress, service marks, trade names or corporate names or domain names in any jurisdiction and whether to maintain any such registrations therefor.

7.4.           Patent Marking.  Licensee shall mark all RemoteMDx Products manufactured by Licensee (whether directly or through third parties) under the terms of this Agreement in accordance with the applicable patent marking laws of any country in the Territory where such RemoteMDx Products are sold.

7.5.           Modifications.  The parties agree that all modifications, translations, and other derivative works of the Software, Source Code, or Product Documentation by Licensee and its employees and independent contractors hereunder (collectively, “Modifications”) shall be considered a “work made for hire” under copyright law, and that all right, title, and interest in such Modifications is and shall be owned by Licensor.  To the extent such work for hire doctrine is inapplicable for any reason, in consideration of the rights and licenses granted to Licensee under this Agreement, Licensee hereby irrevocably assigns to Licensor any and all of its right, title and interest in and to such Modifications and agrees to execute any additional documents reasonably requested by Licensor to evidence Licensor’s ownership of the same.  Licensee shall enter into written contracts consistent with this Section 7.5 with employees and independent contractors who undertake Modifications on behalf of Licensee.  All permitted Modifications created by Licensee or under its direction shall be subject to the license grant and other terms and conditions of this Agreement.  On at least a quarterly basis, Licensee will notify Licensor in writing of any significant Modifications developed by Licensee relating to the RemoteMDx Product.  Licensee shall (a) describe such Modifications and their purpose or functionality in detail in such notice, and (b) if reasonably requested by Licensor, provide the Modification to the requesting Licensor in the format agreed upon by the parties, without any additional charge to the requesting Licensor.

7.6.           Filings, Maintenance and Renewal.

(a)           Because some countries require licensors to register trademarks or file a copy of this Agreement with a government agency, Licensee shall give Licensor advance written notice of each particular country in which RemoteMDx Products bearing a Licensed Trademark will be distributed.  The parties agree to cooperate with regard to the preparation and filing of any applications, renewals or other documentation necessary or useful to protect Licensor’s Intellectual Property Rights in the Licensed Trademarks.

(b)           Licensor shall have the primary right to determine whether to file or maintain registrations for any of its Licensed Trademarks in the Territory.  The parties shall mutually agree upon the initial registrations to be made in the Territory, and Licensor agrees to make such registrations at its own cost, not to exceed $25,000.  Thereafter, Licensee may request that Licensor maintain registrations for a Licensed Trademark for a country or class in the Territory, and Licensor shall take such action at Licensor’s expense, provided that Licensor shall incur no additional expense for initial registrations.  If Licensor does not wish to make any other initial filing, Licensee may do so at its own expense; provided, however, that Licensee shall make all such filings and registrations solely in the name of Licensor or its designee.  Licensor shall be responsible for all fees related to maintaining registrations.  Licensee may make renewal filings and deduct the reasonable out-of-pocket costs actually incurred by Licensee for maintaining registrations from royalties or other amounts payable to Licensor under this Agreement.

(c)           Should local counsel of a party reasonably recommend that Licensee be appointed as a recorded licensee of Licensor for its Licensed Trademarks in the Territory because (i) Licensor reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensor’s rights in its Licensed Trademarks, then Licensor shall prepare and file the necessary documents subject to Licensee’s approval, which shall not be unreasonably withheld or delayed; or (ii) Licensee reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensee’s ability to enforce its rights in the Territory, Licensor shall prepare and file the necessary documents on behalf of Licensee.  Licensee agrees to sign any documents reasonably necessary for Licensor to cause any recordals to be terminated as to any RemoteMDx Product upon termination of the license applicable to such Product hereunder.

7.7.           Registering Patents in Territory.  Licensor will use its best efforts to register in each country in the Territory all Patents as promptly as reasonably practicable.

8.             Enforcement and Defense of Infringement Claims.

8.1.           Notification.  The parties shall reasonably cooperate in providing notice to each other in writing (a “Notice of Alleged Infringement”) if a party becomes aware of any use of a Licensed Intellectual Property in the Territory which may infringe on the rights therein of Licensor.

8.2.           Action by Licensor to Enforce.  Licensor shall have the primary right, but not the obligation, to determine whether to institute and/or pursue any proceedings to enforce any rights in the Licensed Intellectual Property, as well as the right to select counsel.  Licensee shall cooperate, in a commercially reasonable manner, with Licensor in any such suit, including being joined as a party with respect to such infringement (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensee shall be reimbursed for reasonably incurred expenses.  Licensor will be solely responsible for the costs of such action and will retain all recoveries and awards, provided that, prior to any such litigation, Licensor shall offer to Licensee the option to share equally the expenses of such action and to share equally any recoveries and awards.  Notwithstanding any other provision to the contrary, in no event shall Licensee be required to satisfy or comply with any settlement or other agreement concerning its use of the Licensed Intellectual Property to which Licensee has not consented (such consent not to be unreasonably withheld or delayed).  If Licensor declines in writing to institute or pursue a proceeding under this Section 8.2, Licensee may undertake such action as provided in Section 8.3 and Licensee shall be entitled to 100% of any recovery or award in any such action or proceeding.

8.3.           Action by Licensee to Enforce.  If applicable law in any jurisdiction in the Territory requires that Licensee enforce rights in the Licensed Intellectual Property against alleged infringers, or if Licensor declines in writing to enforce its rights in the Licensed Intellectual Property with respect to the alleged infringement set forth in the Notice of Alleged Infringement, Licensee shall have the right, but not the obligation, to enforce such rights with respect to Licensed Intellectual Property subject to any direction Licensor provides.  Licensor shall cooperate, in a commercially reasonable manner, with Licensee in any such suit, including granting Licensee the right to bring suit in Licensor’s name (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensor, as appropriate, shall be reimbursed for reasonably incurred expenses.  Any recoveries and awards in excess of Licensee’s costs and expenses, to the extent that such recoveries and awards are related to RemoteMDx Product, shall be allocated equally between Licensee and Licensor.

8.4.           Licensor Defense of Third-Party Claims.  Licensor shall have the sole right to defend the Licensed Intellectual Property against imitation, infringement or any claim of prior use.  Licensee shall cooperate, in a commercially reasonable manner, with Licensor, at Licensor’s reasonable request and Licensor’s expense, in connection with the defense of any such claim.

9.             Term and Termination.

9.1.           Term of Agreement.  The initial term of this Agreement shall be for the period beginning on the Effective Date and continuing six (6) years (the “Initial Term”).  Thereafter, this Agreement shall automatically renew for two additional terms of two years each (each such term, a “Renewal Term” and together with the Initial Term, the “Term”) unless Licensee provides sixty (60) days’ written notice of its intent to terminate before the end of the Initial Term or any Renewal Term.  Thereafter, this Agreement may be renewed by mutual agreement of the parties.  If, as of the first day of any Renewal Term, Licensee has not established any customers in a country or countries within the Territory, Licensor may remove such country or countries from the Territory, upon written notice by Licensor within sixty (60) days of the first day of the Renewal Term.

9.2.           Termination for Cause.  Either party may terminate this Agreement for a material breach that remains uncured for sixty (60) days after delivery of written notice of such breach.

9.3.           Termination without Cause.  After two (2) years from the Effective Date, Licensee may terminate this Agreement for any reason upon thirty (30) days’ notice to Licensor.

9.4.           Termination for Insolvency.  If either party files for bankruptcy, ceases to do business for more than thirty (30) days or is generally unable to meet its financial obligations, the other party may terminate this Agreement immediately by providing written notice.

9.5.           Effect of Termination.  Upon termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)           All licenses granted by Licensor to Licensee shall terminate, except as necessary to permit Licensee to exercise its rights under Section 9.6 and as expressly provided in Section 2.5;

(b)           Each party as a Recipient agrees to return all Confidential Information received from the Discloser or to certify in writing that such Confidential Information has been destroyed, except as necessary to permit Licensee to exercise its rights under Sections 9.6 and 2.5;

(c)           Licensee, at its option, may continue to provide service and support with respect to RemoteMDx Products in service as of the effective date of termination or placed in service pursuant to Section 9.6(c), for a period of up to three (3) years after termination of this Agreement, provided, however, that Licensee continues to pay the applicable royalties in connection with RemoteMDx Product that remain in service; and

(d)           Licensor agrees to repay to Licensee all of its direct, reasonable expenses for Modifications during Term that are used or repurposed by Licensor or a subsequent distributor or sublicensee after termination of this Agreement by paying to Licensee an amount as specified on Exhibit H attached hereto per day per unit that any product using such Modifications is in service, active and monitored within the Territory.  The remaining balance owing to Licensee under this Section 9.5(d) will be due and payable  to Licensee on the third anniversary of the termination date.

9.6.           Termination Inventory.

(a)           Within thirty (30) days after the termination of this Agreement, Licensee shall prepare and deliver to Licensor a written summary of RemoteMDx Product and Product Marketing Materials remaining in its inventory, including work in process.

(b)           Licensor shall have the option, exercisable within ten (10) days after receipt of the written inventory received from Licensee, to purchase all or any portion of RemoteMDx Products for a purchase price equal to Licensee’s cost.  Licensee shall deliver to Licensor the RemoteMDx Product purchased, within five (5) days after receipt of notice exercising its option to purchase, and Licensor shall pay the purchase price within thirty (30) days after receipt of all items purchased.  Unless otherwise expressly agreed by Licensee, all RemoteMDx Product deliveries shall be made FCA Incoterms 2000, Licensee’s place of shipment, with shipping costs and insurance paid by Licensor.  Title to RemoteMDx Products shall pass to Licensor upon full payment for the RemoteMDx Products.  Licensor shall bear all risk of loss or damage to RemoteMDx Products during transit, and is responsible for filing any necessary claims with the carrier or insurance company.

(c)           For a period of one (1) year after the expiration of Licensor’s option to purchase inventory under this Section 9.6, Licensee may complete work in process, place finished RemoteMDx Product in service to customers and use all Product Marketing Materials remaining in inventory, on a non-exclusive basis and in accordance with all of applicable terms of this Agreement.  Any items in the inventory, including RemoteMDx Product manufactured by or for Licensee, not sold and remaining after the selling period provided for in this Section 9.6 shall be delivered to Licensor, disposed of, or destroyed in accordance with Licensor’s written instructions.

10.           Confidentiality.

10.1.        “Confidential Information” means all information disclosed by one party (the “Discloser”) to any other party (the “Recipient”) (in writing, orally or in any other form) that is designated, at or before the time of disclosure, as confidential or that reasonably should be understood by the Recipient to be confidential, including the Source Code.  Confidential Information does not include information or material that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser, as evidenced by a contemporaneous writing; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient, as evidenced by a contemporaneous writing.

10.2.        Restrictions on Use.  The Recipient shall hold Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement.  The Recipient shall take all reasonable measures to protect the confidentiality of the other party’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance but in any event using reasonable care.  Notwithstanding the foregoing, the Recipient may disclose the other party’s Confidential Information (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is consistent with the confidentiality and nondisclosure provisions herein, and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that the Recipient shall give advance notice of such compelled disclosure to the other party, and shall cooperate with the other party in connection with any efforts to prevent or limit the scope of such disclosure or use of the Confidential Information.

10.3.        Source Code Restrictions.  In addition to the obligations under Section 10.2, Licensee agrees that it will disclose the Source Code only to those employees and Qualified Developers who have a need to know such information and who have signed a written confidentiality agreement prior to receiving access to the Source Code, which is consistent with the protections required under this Agreement.  Licensee shall ensure that all its employees and Qualified Developers who have access to the Source Code are adequately instructed as to the Source Code handling requirements hereunder and shall take adequate precautions to prevent unauthorized use or disclosure of the Source Code.  Without limiting the foregoing provisions, Licensee and its employees and Qualified Developers shall protect the Source Code during the Term by:

(a)           keeping all copies of Source Code in secure, locked facilities when such copies are not in actual use;

(b)           marking storage media, printouts, machine-readable files, and other copies or extracts of the Source Code with a restrictive legend stating that such materials are proprietary and confidential to Licensor and that their handling is subject to the terms of this Agreement;

(c)           maintaining current records that show: (i) each employee or Qualified Developer authorized to access the Source Code, and (ii) each physical storage media containing the Source Code and its location (other than such media under the control of a Qualified Developer); and

(d)           implementing appropriate systems security for Source Code which is stored in soft copy or electronically in information processing systems, including password protection and completely overwriting any physical storage media containing Source Code before it is released for reuse.

10.4.        Source Code Audit.  Licensee shall maintain, for two (2) years from the calendar year in question, adequate records concerning its treatment of the Source Code so that RemoteMDx may determine that Licensee has taken adequate precautions to prevent unauthorized use or disclosure of the Source Code.  Licensee agrees that Licensor may, directly or through its advisors, inspect, review and obtain copies of such records from Licensee upon reasonable notice and subject to confidentiality agreements reasonably satisfactory to Licensee for the purposes of confirming Licensee’s treatment of the Source Code.  Such audits shall occur not more often than once per year (unless the previous audit disclosed material deficiencies that made an inadvertent release highly probable).  The parties agree that the failure by Licensee to strictly adhere to Sections 10.3(a)-(d) shall not be deemed a material breach of this Agreement unless such failure causes a release of the Source Code that cannot be remedied.

11.           Representations and Warranties.

11.1.        Licensor Representations and Warranties.  Licensor represents and warrants that:

(a)           it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and that it has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder;

(b)           the execution, delivery and performance by Licensor of this Agreement have been duly authorized and approved by all necessary action by Licensor, and assuming due authorization, execution and delivery by Licensor, this Agreement constitutes the legal, valid and binding obligations of Licensor, enforceable against Licensor in accordance with its terms;

(c)           the execution and delivery of this Agreement and the performance of Licensor’s obligations hereunder do not conflict with, violate, breach, constitute a default under, or require any consent under any contract between Licensor and any third party;

(d)           it has the right to grant all licenses granted to Licensee under this Agreement;

(e)           other than licenses to Third Party Software, Licensor has granted to Licensee all Intellectual Property Rights necessary to make, have made, market, distribute, sell and otherwise commercially exploit the RemoteMDx Product in the Territory in the manner contemplated by this Agreement;

(f)           the RemoteMDx Products, Product Marketing Materials, and the Software, and the use thereof, do not and, during the Term, will not infringe, violate or constitute misappropriation or unauthorized use of the copyright, patent, trade secret, license or other intellectual property, proprietary or contract rights of any third party in any manner that would have an adverse effect on Licensee’s use and enjoyment thereof;

(g)           the Supplied Products delivered by RemoteMDx shall (i) conform to the Product Documentation and to the quality standards set forth in this Agreement; (ii) be free and clear of any lien or encumbrance; (iii) be merchantable; and (iv) except as provided herein, be new;

(h)           when installed on Licensee’s servers by Licensor pursuant to the terms of this Agreement, the Software, including Third Party Software that is then part of Licensor’s application, will operate in substantially the same way as such software operates in Licensor’s hosted environment as of such installation date;

(i)           the Software does not and will not contain any computer code (i) designed to disrupt, disable or harm the operation thereof, or any other associated software, hardware, computer system or network, (ii) that would disable or impair the operation thereof based on the elapsing of a period of time, the exceeding of an authorized number of users or copies, or the advancement to a particular date or other numeral, or (iii) that would permit access by RemoteMDx or any third party to cause such disablement or impairment, or any other harmful, malicious or hidden procedures, routines or mechanisms that would cause the Software to malfunction or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with the operations of Licensee, its affiliates or its customers;

(j)           the Software does not and will not contain any computer code that would impose any requirements on how the products of, or other intellectual property used by, Licensee are licensed or otherwise distributed to third parties; and

(k)           it does and, during the Term, shall comply with all published laws, regulations, rules and orders applicable to the performance of its obligations under this Agreement.

11.2.        Licensee Representations and Warranties.  Licensee represents and warrants that:

(a)           it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and that it has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder;

(b)           the execution, delivery and performance by Licensee of this Agreement have been duly authorized and approved by all necessary action by Licensee, and assuming due authorization, execution and delivery by Licensee, this Agreement constitutes the legal, valid and binding obligations of Licensee, enforceable against Licensee in accordance with its terms;

(c)           the execution and delivery of this Agreement and the performance of Licensee’s obligations hereunder do not conflict with, violate, breach, constitute a default under, or require any consent between Licensee and any third party; and

(d)           it will not make any warranties to customers for the RemoteMDx Products, except (i) those warranties contained in the RemoteMDx Product Warranty for Supplied Products, (ii) additional warranties required under local law in the Territory, and (iii) warranties contained in the Licensee Product Warranty.

11.3.        Manufacturers’ Warranties.  Licensor agrees that the RemoteMDx Product Warranty shall apply to Licensee’s customers in the Territory for all Supplied Products, and that Licensor shall be responsible for all valid claims against Supplied Products under the RemoteMDx Product Warranty.  Licensor agrees that it will not materially alter the RemoteMDx Product Warranty without the prior written consent of Licensee.  Subject to the terms of the Warranty Procedures, Licensor agrees to promptly process any warranty claim under the RemoteMDx Product Warranty.  Licensee agrees that it shall be responsible for and process claims under the Licensee Product Warranty for manufacturing defects of those Products manufactured by Licensee.  Licensee, to the exclusion of Licensor, shall be solely responsible for any warranty given by Licensee in excess of the RemoteMDx Product Warranty.  Licensor is not responsible or liable if changes in laws, regulations, operation, procedures, or services require modifying the RemoteMDx Product or render it obsolete.

11.4.        Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES HEREBY SPECIFICALLY DISCLAIM ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY, TITLE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, WHETHER RELATED TO THE LICENSED INTELLECTUAL PROPERTY OR OTHERWISE.

12.           Indemnification.

12.1.        Indemnification by Licensor.  Licensor shall, at its own expense, indemnify, defend, and hold harmless Licensee and its affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third-party claim with respect to:

(a)           An allegation that the RemoteMDx Product or Software infringes any third party copyright or patent, or misappropriates any trade secret.  If the RemoteMDx Product or Software is finally held or believed by Licensor to infringe or its distribution is enjoined, in addition to holding Licensee harmless as provided in this Section 12.1, Licensor may, at its option, (i) obtain a license or grant of rights under the rights that have been infringed, (ii) modify the RemoteMDx Product or Software so it is noninfringing or provide to Licensee a substitute RemoteMDx Product or Software that is noninfringing, or (iii) if the foregoing options are not commercially reasonable, Licensor may terminate this Agreement upon written notice to Licensee.  Licensor shall have no liability for infringement based on modification of the RemoteMDx Product or Software by anyone other than Licensor, or the combination or use of the RemoteMDx Product or Software with any other product, software, equipment, or process not furnished by Licensor, if use of the RemoteMDx Product or Software alone and in its unmodified form would not have been an infringement.

(b)           Supplied Products, including any claim alleging product liability or injury to property or person or the failure of Supplied Products to meet requirements within the Territory for electrical, technical and regulatory standards;

(c)           the design of the RemoteMDx Product or the Software, including any claim alleging product liability, injury to property or person;

(d)           the Product Marketing Materials, including any claim alleging infringement of intellectual property rights (except to the extent that Licensee is obligated to provide indemnification for such infringement claim under Section 12.2); and

(e)           any breach by Licensor of this Agreement.

12.2.        Indemnification by Licensee.  Licensee shall, at its own expense, indemnify, defend, and hold harmless Licensor and its affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third-party claim against Licensor with respect to:

(a)           infringement of intellectual property rights based on Licensee’s Modifications;

(b)           product liability claims based on (i) Modifications made by Licensee, or (ii) manufacturing defects in RemoteMDx Products manufactured by Licensee or its third party manufacturers and not subject to indemnification by Licensor under Section 12.1(c);

(c)           acts by a Sublicensee or Distributor which, if so taken by Licensee, would be a breach of this Agreement; and

(d)           any breach by Licensee of this Agreement.

12.3.        Procedures.  The party seeking to be indemnified pursuant to this Section 12 (as applicable, the “Indemnified Party”) shall be entitled to indemnification hereunder only (a) if it gives written notice to the party obligated to provide such indemnification hereunder (the “Indemnifying Party”) of any claims, suits or proceedings by third parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding); provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby, and (b) once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party has sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters.  Notwithstanding the foregoing, the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.  Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses and to mitigate damages.

13.           Disputes.

13.1.        Litigation Rights Reserved.  If any dispute arises with respect to the unauthorized use of Confidential Information or the trademarks or other intellectual property of a party by another party, the aggrieved party may seek any available remedy at law or equity from a court of competent jurisdiction, in addition to its right to arbitration as provided in Section 13.2.

13.2.        Arbitration.  Except as provided in Section 13.1 above, any dispute, claim or controversy which shall arise out of or in relation to this Agreement or any Purchase Order, or the breach thereof, shall be finally settled by binding arbitration at London, England in accordance with the Rules of the LCIA (the “Rules”), which Rules are deemed to be incorporated by reference.  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with the Rules.  At least one (1) arbitrator shall be an experienced business attorney with background in international licensing and distribution of products under New York law.  The arbitration shall be conducted in the English language.  Notwithstanding any contrary provisions in the Rules, each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs for the arbitrators unless the arbitrators determine the fees and costs should be borne by one of the parties.  The arbitrators may not award or assess punitive damages against either party.

13.3.        Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of New York, U.S.A., excluding its choice of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods.

14.           Miscellaneous.

14.1.        Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER, EXCEPT FOR CLAIMS RELATING TO A BREACH OF OBLIGATIONS UNDER SECTION 2 (LICENSE GRANTS), A BREACH OF SECTION 10 (CONFIDENTIALITY) AND PAYMENTS MADE PURSUANT TO SECTION 12 (INDEMNIFICATION), FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES, OR FOR “LOST PROFITS” EVEN IF ADVISED OF THE POSSIBILITY THEREOF, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION, TORT, CONTRACT, NEGLIGENCE OR STRICT LIABILITY).  EXCEPT AS OTHERWISE PROVIDED, ALL REMEDIES SHALL BE CUMULATIVE AND NON-EXCLUSIVE.  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, EXCEPT FOR CLAIMS RELATING TO A BREACH OF OBLIGATIONS UNDER SECTION 2 (LICENSE GRANTS), A BREACH OF SECTION 10 (CONFIDENTIALITY) AND PAYMENTS MADE PURSUANT TO SECTION 12 (INDEMNIFICATION), THE TOTAL CUMULATIVE LIABILITY OF EACH PARTY FOR ANY CLAIMS ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO U.S. $3,500,000.

14.2.         Notice.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing, in the English language, and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally or internationally recognized overnight courier service (receipt requested), (c) seven (7) Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, e-mail, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile, e-mail, telecopy machine or other electronic transmission device).  Notices, demands and communications to Licensor and Licensee will, unless another address is specified in writing, be sent to the address indicated below:

If to Licensee:

euromicron AG
Speicherstrasse 1
D-60327 Frankfurt am Main
Germany
Attn:  Dr. Willibald Späth, CEO
Facsimile No.:  +49 (0) 69 63 15 83-17

With a copy of legal notices to (which shall not constitute notice):

Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah  84010
Attn:  Nolan S. Taylor
Facsimile No.:  (801) 933-7373

If to Licensor:

RemoteMDx, Inc.
Suite 400
150 West Civic Center Drive
Sandy, UT  84070
Attn:  Michael G. Acton, CFO
Facsimile No.: (801) 451-6281

With a copy of legal notices to (which shall not constitute notice):

Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah  84111
Attn:  Kevin R. Pinegar
Facsimile No.:  (801) 415-3500

14.3.         Entire Agreement; Modification.  This Agreement (including all Exhibits attached hereto), when executed and delivered, contains the complete agreement between the parties as to the subject matter thereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral.  This Agreement may only be amended or modified by a separate writing signed by the parties hereto.

14.4.         Further Assurances.  Each party shall, at any time, and from time to time, prior to or after the Effective Date, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

14.5.         Waiver.  A party’s failure to insist on strict performance of any provision of this Agreement shall not be deemed a waiver of any of its rights or remedies, nor shall it relieve the other party from performing any subsequent obligation strictly in accordance with the terms of this Agreement.  No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

14.6.         Survival.  The provisions of Sections 2.4, 2.5, 4.14, 4.15, 4.17, 6.2, 7, 8, 9.4, 9.5, 10, 11, 12, 13 and 14 and all defined terms shall survive termination or expiration of this Agreement for any reason.

14.7.         Assignment.  This Agreement may not be assigned by any party without the prior written permission of the other parties, provided, however, that any party may, without permission of another party, upon written notice to the other parties, assign this Agreement to any entity that acquires all of or substantially all of its capital stock or its assets connected to the business to which this Agreement relates, whether through purchase, merger, consolidation or otherwise.  Any attempted assignment in violation of this provision shall be void.

14.8.         Force Majeure.  No party shall be liable to the other for any loss or damage attributable to, and neither party shall deemed to be in default hereunder as a result of, any failure or delay in performance caused by force majeure.  For purposes of this Agreement, the term “force majeure” shall include strike, lockout, earthquake, hurricane, flood, fire, or other acts of God or nature, war, rebellion, civil disorders, piracy, laws, regulations, acts of civil or military authorities (including the denial or cancellation of any export or other necessary license), and any other causes beyond the reasonable control of the party whose performance is affected.  Both parties shall use all reasonable efforts to minimize the consequences of force majeure.   Without limiting its obligations under the RemoteMDx Product Warranty, Licensor is not liable for nonperformance or faulty performance of RemoteMDx Products caused by any act or omission of an unaffiliated or unrelated third party (including any emergency services providers or unauthorized repair persons expressly excluding manufacturers of RemoteMDx Products), or by equipment failure, equipment or facility shortage, signal failure or interference (by buildings, tunnels, geographic features, etc.), or other force majeure events beyond Licensor’s control.

14.9.         Captions.  The captions of the various sections and subsections of this Agreement are for the convenience of reference only and are not binding provisions of this Agreement, nor shall they have delimiting effect or interpretive weight hereunder.

14.10.       Relationship of the Parties.  This Agreement does not constitute, and is not intended to give rise to, a partnership or joint venture among the parties.  Each party will operate under the terms of this Agreement as an independent entity and not as an agent for, or an employee of, any other.

14.11.       Severabililty.  If any provision of this Agreement is deemed invalid or unenforceable, that provision shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable, or if it cannot be so modified, then severed, and the remainder of this Agreement shall remain in full force and effect.

14.12.       Insurance.  Each party shall maintain comprehensive general liability insurance in effect to protect Licensor and Licensee, beginning on the date RemoteMDx Products are first placed in service in the Territory.  Licensee’s insurance shall be primary coverage and shall name Licensor as an additional insured.  Licensor’s insurance shall be primary coverage and shall name Licensee as an additional insured.  Each policy shall provide a minimum coverage of 2,000,000 Euros or the equivalent in U.S. Dollars as of the date RemoteMDx Products are first placed in service in the Territory.  Licensee and Licensor shall provide the other with a certificate of insurance evidencing its compliance with the terms of this Section 14.12 within thirty (30) days of the date RemoteMDx Products are first placed in service in the Territory. That certificate shall specify that such policies will not be cancelled or terminated without at least thirty (30) days advance written notice to such additional insured.

14.13.       Publicity.  Neither Licensor nor Licensee will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or regulation, including SEC regulation, or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

REMOTEMDX, INC. By: /s/ David G. Derrick Name: David G. Derrick Title: CEO	EUROMICRON AG By: /s/ Edgar Bernardi Name: Edgar Bernardi Title: COO